Exhibit 10.2

Summary Description of Severance Arrangement with David Butler

Mr. Butler shall be entitled to a severance payment equal to twelve months’ salary, as well as twelve months’ continued benefits, beginning April 1, 2006, provided that Mr. Butler remains employed by TCI, Solutions, Inc. (“TCI”) through April 1, 2006 or is terminated without cause (as defined in his employment agreement with TCI) prior to April 1, 2006 (in which case he will receive such severance amounts upon his termination). If Mr. Butler resigns prior to April 1, 2006 or is terminated for cause, then Mr. Butler will not be entitled to the severance and benefits described above. Mr. Butler shall be entitled to a bonus of $75,000 (if he remains employed through June 30, 2005 or is terminated without cause by TCI prior to June 30, 2005). Mr. Butler shall also be entitled to a bonus of $37,500 for each quarter he remains employed with TCI after June 30, 2005, which bonus shall be pro-rated for partial periods. Payments under the above-described severance arrangement are intended to be in lieu of, and not in addition to, payments and benefits Mr. Butler would otherwise be entitled to under his employment agreement.